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                                                                   Exhibit 23.1


                       Consent of Independent Auditors

The Board of Directors and Stockholders
Tumbleweed Communications Corp.:

We consent to incorporation by reference in this registration statement on Form S-8 dated August 6, 1999 of Tumbleweed Communications Corp. of our report dated March 18, 1999, except as to Note 10 which is as of August 3, 1999, relating to the consolidated balance sheets of Tumbleweed Communications Corp. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the registration statement on Form S-1 (No. 333-79687) of Tumbleweed Communications Corp.


                                                                   /s/ KPMG LLP

San Francisco, California
August 6, 1999